U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 20, 2014

(Date of Report–Date of Earliest Event Reported)

CACI International Inc

(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345888
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1100 N. Glebe Road,

Arlington, Virginia 22201

(Address of Principal executive offices) (ZIP code)

(703) 841-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective March 20, 2014, the Board of Directors of CACI International Inc (the “Company”) approved amendments to Section 1 of Article II and Section 4 of Article III of the Company’s Amended and Restated By-laws (“By-laws”), which are provisions dealing with advance notice of business proposals and director nominations by shareholders.

In general, the amendments consolidate the advance notice provision for business proposals and proposed director nominees into a unified procedure, as opposed to two distinct procedures. No change was made to provisions regarding the timing of notice.

Also, the required shareholder notice has been modified in an effort to ensure full disclosure regarding the economic and voting interests of proponents. To that end, among other things the amended By-laws require disclosure of any “acting in concert” relationships or affiliations; expand the disclosure of the ownership of Company equity to include derivative and synthetic forms of ownership; and require the proposed nominee to disclose any relationship or affiliation with any other person regarding his or her commitment for voting as a director or regarding compensation related to his or her service as a director of CACI. The Company feels that this additional disclosure will better enable shareholders to assess and review business proposals and director nominations.

The foregoing description of the amendments to the Company’s By-laws is qualified in its entirety by reference to the full text of the amended By-laws, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 3.1	Amended and Restated By-laws of CACI International Inc amended as of March 20, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

By:	/s/ Arnold D. Morse
Arnold D. Morse
Senior Vice President, Chief Legal Officer and Secretary

Dated: March 25, 2014